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                                                                     EXHIBIT 5.1
                     [Brouse & McDowell, L.P.A. Letterhead]


                                October 26, 1998

FirstMerit Corporation
III Cascade Plaza, 7th Floor
Akron, Ohio 44308

                Re: Registration on Form S-8 of 292,834 Shares of
                     Common Stock of FirstMerit Corporation


Gentlemen:

         We are acting as counsel to FirstMerit Corporation (the "Company") in connection with the issuance and sale by the Company of up to 292,834 shares of its Common Stock (the "Shares") upon the exercise or conversion of certain stock options. The Shares will be issued and sold to certain employees of the Company pursuant to the Security First 1987 Stock Option and Incentive Plan; the Security First 1996 Stock Option and Incentive Plan and the First Kent
Financial Corporation 1994 Stock Option Plan (collectively, the "Plans").

         We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereon we are of the opinion that the Shares which may be issued and sold pursuant to the Plans, upon the exercise or conversion of stock options, have been duly authorized and, when issued and sold in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to Amendment No.1 on Form S-8 to the Registration Statement on Form S-4 being filed by the Company with the Securities and Exchange Commission to effect registration of the Shares under the Securities Act of 1933.


                                                   Very truly yours,

                                                   Brouse & McDowell, L.P.A.



                                                   /s/ Brouse & McDowell, L.P.A.